Exhibit 99.1

Press Release
Source:  Industrial Enterprises of America, Inc.

Industrial Enterprises Announces John Mazzuto to Retire as Chief Executive Officer
Wednesday November 21, 9:10 am ET

NEW YORK, Nov. 21, 2007 (PRIME NEWSWIRE) -- Industrial Enterprises of America, Inc. (NasdaqCM:IEAM - News) announced today that John D. Mazzuto, Chief Executive Officer and interim Chief Financial Officer has decided to retire from his position as an officer of the company. He will remain in his current position through December 31, 2007 and will continue to serve as a member of the Board of Directors.

The Company's Board of Directors is evaluating its options for potential new CEO candidates.

Bob Casper, Chairman of the Board, stated, ``John had informed the Board previously that due to personal health reasons, he would not be staying in the CEO position. The Board at that time asked him to allow sufficient time for the new operating team initiatives to take hold. He has been transferring all day to day issues to the new operating team during this period. With the filing of the financials expected by year end, he will have accomplished the transition. The three years he spent building IEAM will be remembered fondly by all of us who worked with him.''

About Industrial Enterprises of America

Industrial Enterprises of America, Inc., headquartered in New York, NY, is an automotive aftermarket packager and supplier that specializes in the sale of anti-freeze, auto fluids, charcoal fluids, and other additives and chemicals. The Company has distinct proprietary brands that collectively serve the retail, professional and discount automotive aftermarket channels. For more information please visit http://www.ieam-inc.com

Except for the historical information contained herein, the matters discussed in this press release may include forward-looking statements or information. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of Industrial Enterprises of America set forth herein and those preceded by or that include the words `believes,' `expects,' `given,' `targets,' `intends,' `anticipates,' `plans,' `projects,' `forecasts' or similar expressions, are forward-looking statements. Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties which could cause the Company's future results to differ materially from those anticipated, including: (i) the Company's history of ongoing operating losses; (ii) the overall marketplace and clients' usage of products, including demand therefore, the impact of competitive technologies, products and pricing, particularly given the substantially larger size and scale of certain competitors and potential competitors, control of expenses, and revenue generation by the acquisition of new customers; Other risks are detailed from time to time in the Company's 2006 Annual Report on Form 10-K, as amended, its Quarterly Reports on Form 10-QSB, and in its other Securities and Exchange Commission reports and statements. The Company assumes no obligation to update any of the information contained or referenced in this press release.

Contact:

For Industrial Enterprises of America, Inc.
Investors and Public Relations:
David Zazoff
212-505-5976

Source: Industrial Enterprises of America, Inc.